(logo)

Mellon Mortgage Company

Mellon Mortgage Company
3100 Travis Street
Houston, Texas 77006.3699

Mailing Address:
PO Box 2885
Houston, Texas 77252-2885

713 525 8000

January 23, 1998

As of and for the year ended December 31, 1997, Mellon Mortgage Company has complied in all material respects with the minimum servicing set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, except for minimum servicing standard L1 related to ensuring that all custodial and clearing accounts are reconciled on a monthly basis and that reconciling items are cleared in a timely manner. As of and for this same period, Mellon Mortgage Company had in effect a fidelity bond in the amount of $200,000,000 and errors and omissions policy in the amount of $35,000,000 and did not receive a notice from it's insurer (Aetna) that the insurer has taken or intends to take action to cancel, reduce, not renew, or restrictively modify the fidelity or mortgagee's E&O policies for any reason.

Sincerely,

Steven G. Froseth
Chief Financial Officer